Execution Version
SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of July 31, 2012, is by and among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the “Company”), CHECKPOINT MANUFACTURING JAPAN CO., LTD., a company formed under the laws of Japan (the “Japanese Borrower”), CP INTERNATIONAL SYSTEMS C.V., a limited partnership (commanditairs vennootschap) formed under Dutch law (the “Dutch Borrower”), those Domestic Subsidiaries of the Company identified as “Domestic Guarantors” on the signature pages hereto (the “Domestic Subsidiary Guarantors”), those Foreign Subsidiaries of the Company identified as “Foreign Guarantors” on the signature pages hereto (together with the Foreign Borrowers, the “Foreign Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrowers, the Guarantors, the certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of July 22, 2010 (as amended by that certain First Amendment to Credit Agreement dated as of February 17, 2012 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    Amendment to Recitals. Clause 4 of the Recitals is hereby amended and restated in its entirety to read as follows:

WHEREAS, the Borrowers have requested that the Lenders provide revolving facilities in an aggregate principal amount of $75,000,000 for the purposes hereinafter set forth; and

1.2    New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“All-Tag Litigation” means the patent infringement action with respect to a security tag manufactured by All-Tag Security S.A. and All-Tag Security Americas, Inc., originally filed in the Eastern District of Pennsylvania on May 1, 2001, and concluded on January 20, 2008, in which certain post-closing motions are currently pending.

“Canadian Fraud Claim” means the insurance claim filed by the Company with its insurance provider for the unrecovered amount of the loss resulting from fraudulent activities of a certain former employee of the Company's Canada sales subsidiary as part of the transition of the Company's Canadian operations into its shared service environment.

“Copyright Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” means all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Debt Issuance” means the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Equity Issuance and Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.1(a)-(i) hereof, but specifically including Indebtedness incurred pursuant to Section 2.4 or pursuant to Section 2.2 of the Note Purchase Agreement).

“Deposit Account Control Agreement” means, with respect to deposit accounts of any Domestic Credit Party, an agreement among the applicable Domestic Credit Party, a depository institution, and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Dutch Borrower Security Agreement” means the Security Agreement governed by New York law, dated as of the Second Amendment Effective Date, executed by the Dutch Borrower, in favor of the Collateral Agent, for the benefit of the Secured Parties other than the Private Placement Noteholders, as the same may be amended, modified, extended, restated, replaced or supplemented from time to time in accordance with the terms hereof and thereof.

“Equity Issuance” means any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests. The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for a Permitted Acquisition for which there are no net cash proceeds and (ii) any Equity Interests issued under any employee stock option plan.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Initial 13-Week Projections” has the meaning set forth in Section 5.1(e).

“Intellectual Property” means, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Letters of Credit Threshold” means all Letters of Credit outstanding on the Second Amendment Effective Date in an aggregate amount equal to $1,416,600.00.

“Liquidity” means, as of any date of determination, the sum of the unused portion of the Aggregate Revolving Commitment on such date and cash reported on the most recent cash balances of the Company and its Subsidiaries delivered pursuant to Section 5.1.

“Mortgage Instrument” means any mortgage, deed of trust or deed to secure debt executed by a Domestic Credit Party in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgage Policy” means, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Collateral Agent in an amount satisfactory to the Collateral Agent, in form and substance satisfactory to the Collateral Agent.

“Mortgaged Property” means any owned real property of a Domestic Credit Party listed on Schedule 3.25(g)(i) and any other owned real property of a Domestic Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Collateral Agent in accordance with the terms of this Agreement.

“Net Cash Proceeds” means the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Equity Issuance or Debt Issuance, net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Credit Parties or their Affiliates and (b) taxes paid or reasonably estimated to be payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the collection or the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Equity Issuance or Debt Issuance.

“Original Fixed Charge Coverage Ratio” means the Fixed Charge Coverage Ratio, as it would be calculated immediately prior to the Second Amendment Effective Date.

“Original Leverage Ratio” means the Leverage Ratio, as it would be calculated immediately prior to the Second Amendment Effective Date.

“Patent Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” means (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Project Gold” means the project referred to as “Project Gold” in that certain Side Letter Agreement dated as of the Second Amendment Effective Date between the Company and the Administrative Agent.

“Project Silver” means the project referred to as “Project Silver” in that certain Side Letter Agreement dated as of the Second Amendment Effective Date between the Company and the Administrative Agent.

“Projections Delivery Date” has the meaning set forth in Section 5.1(e).

“Real Estate” has the meaning set forth in Section 5.12(a).

“Revised 13-Week Projections” has the meaning set forth in Section 5.1(e).

“Second Amendment Effective Date” means July 31, 2012.

“Securities Account Control Agreement” means, with respect to securities accounts of any Domestic Credit Party, an agreement among a Domestic Credit Party, a securities intermediary, and the Collateral Agent, which agreement is in a form acceptable to the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Security Agreement” means the Security Agreement dated as of the Second Amendment Effective Date, executed by the Domestic Credit Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Title Insurance Company” has the meaning set forth in the definition of “Mortgage Policy”.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Works” means all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

1.3    Amendment to Definition of Aggregate L/C Sublimit. The definition of Aggregate L/C Sublimit set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate L/C Sublimit” means $5,000,000.

1.4    Amendment to Definition of Aggregate Revolving Commitment. The definition of Aggregate Revolving Commitment set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Revolving Commitment” means the Aggregate Revolving Commitment of all Revolving Lenders to make Revolving Loans and participate in Letters of Credit and Swingline Loans, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Aggregate Revolving Commitment on the Second Amendment Effective Date shall be $75,000,000.

1.5    Amendment to Definition of Applicable Percentage. The definition of Applicable Percentage set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and L/C Fee”, (c) the L/C Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and L/C Fee” and (d) the Commitment Fees shall be the percentage set forth under the column “Commitment Fee”:

APPLICABLE PERCENTAGE
Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans and L/C Fee	Alternate Base Rate Margin for Revolving Loans	Commitment Fee
I	> 2.75 to 1.00	5.25%	4.25%	1%
II	> 2.50 to 1.00 but < 2.75 to 1.00	3.5%	2.5%	0.75%
III	> 2.00 to 1.00 but < 2.50 to 1.00	3%	2%	0.625%
IV	> 1.50 to 1.00 but < 2.00 to 1.00	2.75%	1.75%	0.5%
V	> 1.00 to 1.00 but < 1.50 to 1.00	2.5%	1.5%	0.375%
VI	<1.00 to 1.00	2.25%	1.25%	0.3%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three fiscal quarters of the Company's fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower's fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Company shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Percentages after the Second Amendment Effective Date shall be based on Level I until the Credit Parties have (i) an Original Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) an Original Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as demonstrated by the financial covenant calculations in the Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b). In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Company shall immediately (a) deliver to the Administrative Agent a corrected Officer's Compliance Certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.5, 7.1 and 7.2.

1.6    Amendment to Definition of Consolidated EBITDA. The definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for the Company and its Subsidiaries for such period, (iv) other extraordinary, unusual or non‑recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) beginning with the period ending June 24, 2012, cash restructuring charges in an amount not to exceed $25,000,000 in the aggregate for all periods, (vi) payments with respect to the All-Tag Litigation in an amount not to exceed $8,000,000 in the aggregate, (vii) without duplication, any fees, costs, commissions, expenses or other charges incurred during such period by the Company and its Subsidiaries in connection with the Second Amendment to this Agreement and the Second Amendment to the Note Purchase Agreement, each of which is dated as of the Second Amendment Effective Date and (viii) any costs and expenses incurred by the Company and its Subsidiaries pursuant to Section 5.15 of this Agreement and Section 9.13 of the Note Purchase Agreement, and pursuant to its engagement of Alix Partners, LLP for the period from June 8, 2012 until the date such engagement is no longer required by the Administrative Agent, and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and excluding any payment received pursuant to business interruption insurance) of the Company and its Subsidiaries for such period, (ii) interest income of the Company and its Subsidiaries for such period, all as determined on a consolidated basis, (iii) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period (excluding amounts added back pursuant to subsection (b)(iv) above that become cash charges and are added back pursuant to subsection (b)(v) above) and (iv) any reimbursement on account of the Canadian Fraud Claim.

1.7    Amendment to Definition of General Debt Basket. The definition of General Debt Basket set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“General Debt Basket” means Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding.

1.8    Amendment to Definition of Intercompany Asset Sale and Investment Basket. The definition of Intercompany Asset Sale and Investment Basket set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Intercompany Asset Sale and Investment Basket” means $35,000,000 in the aggregate during the term of this Agreement.

1.9    Amendment to Definition of Material Foreign Subsidiaries. The definition of Material Foreign Subsidiaries set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Material Foreign Subsidiaries” means any Foreign Subsidiary of the Company with assets that appear on the consolidated balance sheet of the Company and its Subsidiaries (prepared in accordance with GAAP), less goodwill and other intangibles, equal to or greater than $15,000,000 at any time; provided that Checkpoint Systems Japan Co. Ltd. shall not constitute a Material Foreign Subsidiary.

1.10    Amendment to Definition of Permitted Acquisition. The definition of Permitted Acquisition set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition” means any acquisition or any series of related acquisitions by a Credit Party of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties certify and demonstrate to the Administrative Agent and the Required Lenders that, calculated on a Pro Forma Basis giving effect to such acquisition for the four quarter period ending on the last day of each of the two consecutive Fiscal Quarters prior to such acquisition (both of which Fiscal Quarters shall have ended after the Second Amendment Effective Date), (i) the Leverage Ratio is less than or equal to 2.75 to 1.0 and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.25 to 1.0, (c) the Target shall have executed a joinder agreement in accordance with the terms of Section 5.8, if required by such section, and the Credit Parties and their Subsidiaries (including the Target) shall have complied with Section 5.12, (d) immediately after giving effect to such acquisition the Credit Parties shall have at least $50,000,000 (or the Foreign Currency Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under this Agreement without causing a violation of any covenant, (e) such acquisition is not a “hostile” acquisition and has been approved by the board of directors and/or shareholders of the applicable Credit Party and the Target and (f) immediately after giving effect to such acquisition the Borrowers (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Equivalent thereof) under this Agreement without causing a Default or Event of Default. Notwithstanding the foregoing, no Credit Party shall be permitted to consummate any acquisition from the First Amendment Effective Date through the fiscal quarter ending September 23, 2012.

1.11    Amendment to Definition of Security Documents. The definition of Security Documents set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Security Documents” means the Pledge Agreement, the Security Agreement, the Dutch Borrower Security Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents (including, without limitation, any intercompany promissory notes required to be pledged pursuant to the terms of this Agreement or the Security Documents) or granting to the Collateral Agent, for the benefit of the Secured Parties, as a joint and several creditor or for itself under Section 2.21, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Collateral Agent's security interests and liens arising thereunder, including, without limitation, UCC financing statements.

1.12    Amendment to Section 2.2(a). Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make, in reliance upon the agreements of the Revolving Lenders set forth in this Section, a portion of the Revolving Commitment available to the Company by making Swingline Loans to the Company in Dollars and in Euros (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate Dollar Equivalent of Swingline Loans (determined as of the most recent Revaluation Date) outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), (ii) with regard to each Revolving Lender individually (other than the Swingline Lender in its capacity as such), such Lender's Revolving Exposure shall not exceed such Lender's Revolving Commitment or (iii) with regard to the Revolving Lenders collectively, the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof. Swingline Loans denominated in Euros shall consist solely of LIBOR Market Index Rate Loans.

1.13    Amendment to Section 2.2(b)(i). Section 2.2(b)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Swingline Loan Borrowings.

(i)    Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company (A) not later than 12:00 Noon (Charlotte, North Carolina time) on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Company on the same Business Day and (B) not later than 10:00 A.M. (London, England time) on any Business Day requesting that a Swingline Loan be made in Euros, the Swingline Lender will make a Swingline Loan which is denominated in Euros available to the Company on such date. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Each such request for borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be made in Dollars or in Euros and (E) the location and number of the Company's account to which funds are to be disbursed. If the Company shall fail to specify in any such Notice of Borrowing the applicable currency for such Swingline Loan, such Swingline Loan shall be made in Dollars. Notwithstanding anything to the contrary contained herein, the Swingline Lender shall not at any time be obligated to make any Swingline Loan hereunder if any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrowers or such Lender to eliminate the Swingline Lender's risk with respect to such Lender.

1.14    Amendment to Section 2.2(b)(ii). The first sentence of Section 2.2(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Each Swingline Loan borrowing shall be converted into a Revolving Loan borrowing in Dollars comprised entirely of Alternate Base Rate Loans in the Dollar Equivalent of such Swingline Loans two (2)

Business Days after such borrowing unless repaid prior to such conversion.

1.15    Amendment to Section 2.7. Section 2.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.7    Voluntary Prepayments and Mandatory Prepayments.

(a)    Voluntary Repayments. Revolving Loans and Swingline Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon five (5) Business Days' prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day's prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.16, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal amount of $2,000,000, and in integral multiples of $1,000,000 in excess thereof, or if less, the remaining amount thereof, and partial repayments of Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof, or if less, the remaining amount thereof. Interest accrued through the date of prepayment on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Subject to the terms of the Intercreditor Agreement and Sections 2.7(b)(v) and 2.7(c)(ii), all voluntary prepayments of Revolving Loans pursuant to this Section shall be distributed ratably to the Lenders holding such Revolving Loans.

(b)    Mandatory and Voluntary Prepayments and Repayments.

(i)    If at any time the Aggregate Revolving Exposure exceeds 105% (or if none of such Aggregate Revolving Exposure is denominated in any Foreign Currency, 100%) of the Aggregate Revolving Commitment, the relevant Borrower or Borrowers agree immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Lenders, to repay Revolving Loans or Swingline Loans and/or furnish Cash Collateral as described in Section 2.7(c), in the Dollar Equivalent of the amount of such excess. Any repayment of LIBOR Rate Loans pursuant to this Section other than on the last day of the Interest Period applicable thereto shall be accompanied by any amount required to be paid pursuant to Section 2.16 hereof.

(ii)    If the Administrative Agent notifies the Company at any time that the Aggregate L/C Obligations at such time exceeds 105% (or if none of such Aggregate L/C Obligations are denominated in any Foreign Currency, 100%) of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall Cash Collateralize the Aggregate L/C Obligations in an amount equal to the amount by which the Aggregate L/C Obligations exceeds the L/C Sublimit.

(iii)    Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance (excluding any refinancing of the Credit Party Obligations under the Credit Documents so long as, subject to Section 2.7(e) below, (A) no Event of Default has occurred and is continuing at the time of such refinancing; (B) the commitments with respect to such refinancing shall not exceed $125,000,000, (C) the outstanding principal amount of such refinancing shall not exceed at any time an amount equal to the Aggregate Revolving Commitments immediately prior to such refinancing and (D) the Credit Parties have achieved either (1) a Leverage Ratio of less than or equal to 3.00 to 1.0 for the Fiscal Quarter ending March 31, 2013 and a Leverage Ratio of less than or equal to 2.50 to 1.0 for the Fiscal Quarter ending June 30, 2013 or (2) a Leverage Ratio of less than or equal to 2.75 to 1.0 for the Fiscal Quarters ending March 31, 2013 and June 30, 2013, in either case as reported on the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b)), the Borrowers shall prepay the Loans and the Private Placement Debt and shall

Cash Collateralize the L/C Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (c) below).

(iv)    Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrowers shall prepay the Loans and the Private Placement Debt and shall Cash Collateralize the L/C Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (c) below).

(v)    With respect to any voluntary repayment of the Loans pursuant to Section 2.7(a) or voluntary prepayment of the Private Placement Debt (excluding any refinancing of the Credit Party Obligations under the Credit Documents so long as, subject to Section 2.7(e) below, (A) no Event of Default has occurred and is continuing at the time of such refinancing; (B) the commitments with respect to such refinancing shall not exceed $125,000,000, (C) the outstanding principal amount of such refinancing shall not exceed at any time an amount equal to the Aggregate Revolving Commitments immediately prior to such refinancing and (D) the Credit Parties have achieved either (1) a Leverage Ratio of less than or equal to 3.00 to 1.0 for the Fiscal Quarter ending March 31, 2013 and a Leverage Ratio of less than or equal to 2.50 to 1.0 for the Fiscal Quarter ending June 30, 2013 or (2) a Leverage Ratio of less than or equal to 2.75 to 1.0 for the Fiscal Quarters ending March 31, 2013 and June 30, 2013, in either case as reported on the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b)), the Borrowers shall repay and prepay the Loans and the Private Placement Debt and shall Cash Collateralize the L/C Obligations in an amount equal to such voluntary repayment or prepayment (such repayment or prepayment to be applied as set forth in clause (c) below).

(vi)    At any time that the Credit Parties' most recent cash balances as reported pursuant to Section 5.1(g) exceeds $65,000,000, the Borrowers shall promptly (and in any event within two (2) Business Days) prepay the Loans made since the Second Amendment Effective Date and shall Cash Collateralize the L/C Obligations in excess of the Letters of Credit Threshold, in an amount equal to such excess (such prepayment to be applied as set forth in clause (c) below).

(c)    Application. Voluntary repayments and mandatory prepayments and repayments made pursuant to clause (b) above shall be applied:

(i) with respect to clauses (b)(i) and (b)(ii) above, first to Swingline Loans, second to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities and third (after all Loans have been repaid) to a Cash Collateral account in respect of L/C Obligations;

(ii) with respect to clauses (b)(iii), (b)(iv) and (b)(v) above, first in direct order to (A) Swingline Loans made since the Second Amendment Effective Date, (B) Alternate Base Rate Loans made since the Second Amendment Effective Date, (C) LIBOR Rate Loans made since the Second Amendment Effective Date in direct order of Interest Period maturities and (D) to a Cash Collateral account in respect of L/C Obligations (which Cash Collateral shall be limited to the amount by which all L/C Obligations exceed the Letters of Credit Threshold) issued or incurred since the Second Amendment Effective Date, and second, subject to the terms of the Intercreditor Agreement, the Lenders' Pro Rata Share (as defined in the Intercreditor Agreement) of the remaining amount of such mandatory prepayment shall be applied in direct order to all remaining (A) Swingline Loans, (B) Alternate Base Rate Loans, (C) LIBOR Rate Loans in direct order of Interest Period maturities and (D) (after all Loans have been repaid) to a Cash Collateral account in respect of L/C Obligations; and

(iii) with respect to clause (b)(vi) above, first to Swingline Loans made since the Second Amendment Effective Date, second to Alternate Base Rate Loans made since the Second Amendment Effective Date, third to LIBOR Rate Loans made since the Second Amendment Effective Date in direct order of Interest Period maturities, and fourth (after all Loans made since the Second Amendment Effective Date have been repaid) to a Cash Collateral account in respect of L/C Obligations (which Cash Collateral shall be limited to the amount by which all L/C Obligations exceed the Letters of Credit Threshold) issued or incurred since the Second Amendment Effective Date.

For the avoidance of doubt, Loans outstanding prior to the Second Amendment Effective Date that are extended into a subsequent Interest Period or are converted into another Type in accordance with the terms of the Credit Agreement shall not be considered new Loans made since the Second Amendment Effective Date for purposes of this Section 2.7.

Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof; provided, that all mandatory or voluntary prepayments or repayments made pursuant to clause (b)(iii), (iv) and (v) above shall result in a permanent reduction of the Aggregate Revolving Commitments except to the extent such mandatory or voluntary prepayments or repayments are applied to Loans made or and L/C Obligations issued or incurred after the Second Amendment Effective Date. All prepayments made under this Section shall be subject to Section 2.16 and be accompanied by interest on the principal amount prepaid and accrued fees through the date of prepayment, but otherwise without premium or penalty.

(d)    Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Company's obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

(e)    Termination of Obligations. Borrowers' obligations under Section 2.7(b)(iii), (iv), (v) and (vi) above shall terminate, immediately and automatically without any further action by the Administrative Agent or Lenders, at such time that the Credit Parties have achieved (i) an Original Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) an Original Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b).

1.16    Amendment to Section 3.25. Section 3.25 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.25    Collateral Representations.

(a)    Intercompany Debt. Set forth on Schedule 3.25(a), as of June 24, 2012, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all intercompany Indebtedness and to the extent required by Section 5.12, all such intercompany Indebtedness owing to a Borrower is subject to a promissory note which has been pledged and delivered to the Collateral Agent as Collateral under the Security Documents.

(b)    Locations. Set forth on Schedule 3.25(b)(i), as of the Second Amendment Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all Mortgaged Properties (including the Domestic Credit Party owning such Mortgaged Property). Set forth on Schedule 3.25(b)(ii), as of the Second Amendment Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all (i) Properties of the Domestic Credit Parties as of the Second Amendment Effective Date with street address, county, state and country (as applicable) where located, (ii) locations where any tangible personal property of the Domestic Credit Parties (excluding inventory in transit or on temporary display at a customer location) is located as of the Second Amendment Effective Date, including county, state and country (as applicable) where located, (iii) each headquarter location of the Domestic Credit Parties (and an indication if such location is leased or owned), (iv) each other location where any significant administrative or governmental functions are performed of the Domestic Credit Parties (and an indication if such location is leased or owned), (v) each other location where the Domestic Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (vi) each location where any personal property Collateral is located at any premises leased by a Domestic Credit Party with a Collateral value in excess of $250,000.

(c)    Intellectual Property. Set forth on Schedule 3.25(c), as of June 24, 2012, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Domestic Credit Parties or that any of the Domestic Credit Parties has the right to (including name/title, current owner, registration or application number, and registration or application date).

(d)    Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.25(d), as of the Second Amendment Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Domestic Credit Parties with an individual value of at least $250,000.

(e)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property. Set forth on Schedule 3.25(e), as of the Second Amendment Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of (i) all Deposit Accounts (as defined in the UCC) of the Domestic Credit Parties, (ii) Electronic Chattel Paper (as defined in the UCC) of the Domestic Credit Parties, (iii) Letter-of-Credit Rights (as defined in the UCC) of the Domestic Credit Parties, (iv) Securities Accounts (as defined in the UCC) of the Domestic Credit Parties and (v) uncertificated Investment Property (as defined in the UCC) of the Domestic Credit Parties, including the name and address of (i) in the case of a Deposit Account, the depository institution, (ii) in the case of Electronic Chattel Paper, the account debtor, (iii) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (iv) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer, as applicable.

(f)    Commercial Tort Claims. Set forth on Schedule 3.25(f), as of the Second Amendment Effective Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Commercial Tort Claims (as defined in the UCC) of the Domestic Credit Parties.

1.17    Amendment to Section 3.26. Section 3.26 of the Credit Agreement is hereby amended and restated in its entirety as follows:

3.26    Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) to the extent applicable in any jurisdiction, the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Domestic Credit

Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Mortgage Instruments, in each case in favor of the Collateral Agent, on behalf of the Secured Parties and (b) the Collateral Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

1.18    Amendment to Section 3. Section 3 of the Credit Agreement is hereby amended by adding the following new Section 3.30 to the end of such Section:

Section 3.30    Regulation H.

No Mortgaged Property is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Domestic Credit Party's written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Domestic Credit Party evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the Secured Parties.

1.19    Amendment to Section 5.1. Section 5.1 of the Credit Agreement is hereby amended by adding the following clauses (d), (e), (f) and (g) to the end of such Section and making the appropriate punctuation and grammatical changes thereto as follows:

(d)    as soon as available, but in any event within thirty (30) days after the end of each fiscal month of each fiscal year of the Company (commencing with the fiscal month ending July 22, 2012), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month, the related consolidated statements of income or operations and cash flows for such fiscal month and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; provided, that with respect to fiscal months constituting the last month in a Fiscal Quarter or a fiscal year, such monthly financial statements may be delivered concurrently with the financial statements required to be delivered pursuant to Sections 5.1(a) and (b) hereof, as applicable; provided further, that (i) the Company shall not be required to provide the foregoing financial information for the month of January of each fiscal year and (ii) the financial information provided for the month of February of each fiscal year shall combine financial information for such fiscal month and for the month of January of the same fiscal year.

(e)    (i) on or before the Second Amendment Effective Date (the “Projections Delivery Date”), a 13-week projection of cash flows of the Credit Parties as of the Projections Delivery Date (the “Initial 13-Week Projections”); and (ii) on the day that is five weeks after the Projections Delivery Date and every four (4) weeks thereafter, updated 13-week projections of cash flows of the Credit Parties as of such date (the “Revised 13-Week Projections”), with a detailed explanation of material variances in the 9-week overlapping period from the Initial 13-Week Projections or the Revised 13-Week Projections, as applicable, in each case, in form and detail reasonably acceptable to the Administrative Agent;

(f)    as soon as available, but in any event on the second Business Day of every other week beginning with the second Business Day of the third week following the Second Amendment Effective Date, a report setting forth the actual cash flow and variances against the Initial 13-Week Projections or Revised 13-Week Projections, as applicable, for (i) the two weeks immediately preceding such second Business Day set forth on a week-by-week basis, and (ii) the period to date from the inception of such Initial 13-Week Projections or Revised 13-Week Projections with a detailed explanation of material variances between actual cash flow and the 13-Week Projections or Revised 13-Week Projections, as applicable; and

(g) as soon as available, but in any event on or before the close of business on the first Business Day of each week, the cash balance of the Company and its Subsidiaries as of the end of the immediately preceding week.

Notwithstanding anything herein to the contrary, Borrowers' obligations under Sections 5.1(d), (e), (f) and (g) above shall terminate, immediately and automatically without any further action by the Administrative Agent or Lenders, at such time that the Credit Parties have achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b).

1.20    Amendment to Section 5.2(b). Section 5.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.9 and shall include calculations of the Original Leverage Ratio and the Original Fixed Charge Coverage Ratio, in each case, as of the last day of the period covered by such financial statements. A form of Officer's Compliance Certificate is attached as Schedule 5.2(b).

1.21    Amendment to Section 5.2(c). Section 5.2(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 1.1-4 if any Subsidiary becomes a Material Foreign Subsidiary since the Second Amendment Effective Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.4 and Schedule 3.12 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Second Amendment Effective Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.20 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Second Amendment Effective Date or since such Schedule was last updated, as applicable, (iv) an updated copy of Schedule 3.25(a) if the Company has issued any intercompany Indebtedness since June 24, 2012 or since such Schedule was last updated, as applicable, (v) an updated copy of Schedule 3.25(b)(i) to the extent any Domestic Credit Party is obligated to provide a Mortgage Instrument on any Property in accordance with Section 5.12, (vi) an updated copy of Schedule 3.25(b)(ii) to the extent any Domestic Credit Party, has a location where any Domestic Credit Party maintains books or records or a location where any personal property Collateral is located at any premises leased by a Domestic Credit Party, to the extent such location was not otherwise set forth on such Schedule as of the Second Amendment Effective Date or since such Schedule was last updated, as applicable, (vii) an updated copy of Schedule 3.25(c) if the Domestic Credit Parties have registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since June 24, 2012 or since such Schedule was last updated, as applicable, (vii) an updated copy of Schedule 3.25(d) if the Domestic Credit Parties have obtained any Documents (as defined in the UCC), Instruments (as defined in the UCC) or Tangible Chattel Paper (as defined in the UCC), since the Second Amendment Effective Date or since such Schedule was last updated, as applicable, (ix) an updated copy of Schedule 3.25(e) if any Domestic Credit Party maintains any Deposit Accounts (as defined in the UCC) or if any Domestic Credit Party maintains any Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) or uncertificated Investment Property (as defined in the UCC) not otherwise set forth on such Schedule as of the Second Amendment Effective Date or since such Schedule was last updated, as applicable and (x) an updated copy of Schedule 3.25(f) if the Domestic Credit Parties have any Commercial Tort Claims not otherwise set forth on such Schedule as of the Second Amendment Effective Date or since such Schedule was last updated, as applicable.

1.22    Amendment to Section 5.5(b). Section 5.5(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Collateral Agent shall be named (i) as lenders' loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and, subject to the terms of Section 5.14(e)(vi) and unless otherwise agreed to by the Collateral Agent in its sole discretion, each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Collateral Agent or the Secured Parties under such policy or policies.

1.23    Amendment to Section 5.9(a). Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Leverage Ratio. On a consolidated basis, maintain a Leverage Ratio, as of the end of each Fiscal Quarter, of less than or equal to the following:

Period	Ratio
For the Fiscal Quarter ending June 24, 2012	5.25 to 1.00
For the Fiscal Quarter ending September 23, 2012	6.50 to 1.00
For the Fiscal Quarter ending December 30, 2012	5.50 to 1.00
For the Fiscal Quarter ending March 31, 2013	3.50 to 1.00
For the Fiscal Quarter ending June 30, 2013 and for each Fiscal Quarter thereafter	2.75 to 1.00

1.24    Amendment to Section 5.9(b). Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)    Fixed Charge Coverage Ratio. On a consolidated basis, maintain a Fixed Charge Coverage Ratio, as of the end of each Fiscal Quarter, commencing as of the Fiscal Quarter ending December 30, 2012, of greater than or equal to the following:

Period	Ratio
For the Fiscal Quarter ending December 30, 2012	1.00 to 1.00
For the Fiscal Quarter ending March 31, 2013 and for each Fiscal Quarter thereafter	1.25 to 1.00

1.25    Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended by adding the following clause (d) to the end of such Section and making the appropriate punctuation and grammatical changes thereto as follows:

(d)    Maximum Consolidated Capital Expenditures. Until such time that the Credit Parties have achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0 as reported in the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b), Consolidated Capital Expenditures made during each fiscal year of the Company, shall be less than or equal to the amounts set forth below:

Fiscal Year Ending	Amount
December 30, 2012	$20,000,000
December 29, 2013	$20,000,000

1.26    Amendment to Section 5.12. Sections 5.12(a) and 5.12(b) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(a)    Domestic Collateral.

(i)    Pledged Equity Interests - Domestic Obligations. With respect to the Domestic Obligations, each Domestic Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (other than (i) Checkpoint Systems and (ii) a Domestic Subsidiary that is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any Material adverse tax consequences to any Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries (other than Equity Interests in Checkpoint Systems Japan Co. Ltd.), in each case to the extent owned by such Domestic Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Collateral Agent shall reasonably request.

(ii)    Intercompany Notes. Subject to the terms of Section 5.14(e)(v), the Company (A) will cause each loan or advance by the Company to any Subsidiary to be evidenced by a promissory note, (B) deliver such promissory note to the Collateral Agent, together with an appropriate allonge or other endorsement reasonably satisfactory to the Collateral Agent and (C) execute such Security Documents in connection with the pledge of such promissory note as the Collateral Agent may require.

(iii)    Personal Property. Each Domestic Credit Party will cause all tangible and intangible personal property of the Domestic Credit Parties now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of this Agreement and the Security Documents or such other security documents as the Collateral Agent shall reasonably request.

(iv)    Real Property. To the extent otherwise permitted hereunder, if any Domestic Credit Party acquires a fee ownership interest in any real property (“Real Estate”) after the Second Amendment Effective Date, it shall provide to the Collateral Agent within sixty (60) days of such acquisition (or such extended period of time as agreed to by the Collateral Agent) such security documentation as the Collateral Agent may request to cause such fee ownership interest in Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Collateral Agent and such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, title reports, title insurance policies, surveys, appraisals, zoning letters, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Collateral Agent.

All Collateral referenced in this clause (a) shall be referred to as the “Domestic Collateral”.

(b)    Foreign Collateral. With respect to the Foreign Obligations, each Domestic Credit Party will cause (i) the Domestic Collateral, (ii) all Collateral pledged pursuant to the Dutch Borrower Security Agreement, and (iii) all other Equity Interests (other than the Equity Interests in Checkpoint Systems Japan Co. Ltd.) (collectively, the “Foreign Collateral”), in each case to the extent owned by such Domestic Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Security Documents or such other security documents as the Collateral Agent shall reasonably request.

1.27    Amendment to Section 5.13. Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.13    Landlord Waivers.

In the case of any personal property Collateral located at any premises leased by a Domestic Credit Party with a Collateral value in excess of $250,000, the Domestic Credit Parties will provide the Collateral Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (i) requested by the Collateral Agent and (ii) such Domestic Credit Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Collateral Agent).

1.28    Amendment to Section 5.14. Section 5.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.14    Further Assurances and Post-Closing Covenants.

(a)    Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)    Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)    Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice. The cost of the inspection referred to in this clause (c) shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Company.

(d)    Further Assurances. Upon the reasonable request of the Administrative Agent or the Collateral Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(e)    Post-Closing Covenants.

(i) On or before the date that is sixty (60) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent:

(A)     fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties as to properties owned by the Domestic Credit Parties;

(B)     a title report in respect of each of the Mortgaged Properties;

(C)     with respect to each Mortgaged Property, a Mortgage Policy assuring the Collateral Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens (other than those described in clause (n) of the definition of such term), which Mortgage Policy shall be in form and substance reasonably satisfactory to the Collateral Agent and shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;

(D)     evidence as to (1) whether any Mortgaged Property is a Flood Hazard Property and (2) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Domestic Credit Party's written acknowledgment of receipt of written notification from the Collateral Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z)

copies of insurance policies or certificates of insurance of the Domestic Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the Secured Parties;

(E)     maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (1) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (2) the lines of streets abutting the sites and width thereof; (3) all access and other easements appurtenant to the sites necessary to use the sites; (4) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (5) any encroachments on any adjoining property by the building structures and improvements on the sites; and (6) if the site is described as being on a filed map, a legend relating the survey to said map; provided that the Collateral Agent, in its sole discretion, may waive all or a portion of the foregoing survey requirements or accept an existing survey with respect to any Mortgaged Property in satisfaction of the foregoing requirements to the extent the Mortgaged Policy with respect to such Mortgaged Property is in form and substance satisfactory to the Collateral Agent;

(F)     copies of the most recent third-party environmental reviews of all Mortgaged Properties, including but not limited to Phase I environmental assessments;

(G)     to the extent requested by the Collateral Agent, opinions of counsel to the Domestic Credit Parties for each jurisdiction in which the Mortgaged Properties are located;

(H)     to the extent the Mortgage Policies do not provide zoning endorsements and to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located; and

(I)    an appraisal of each Mortgaged Property, in form and substance satisfactory to the Collateral Agent.

(ii) On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, in the case of any personal property Collateral located at premises leased by a Domestic Credit Party and set forth on Schedule 3.25(b)(ii), such estoppel letters, consents and waivers from the landlords of such real property to the extent required in accordance with Section 5.13.

(iii) On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, Deposit Account Control Agreements to the extent required by Section 6.15.

(iv) On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, Securities Account Control Agreements to the extent required by Section 6.15.

(v) On or before the date that is thirty (30) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, all intercompany notes in the possession of any of the Credit Parties and required to be pledged as Collateral pursuant to Section 5.12, together with applicable allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent's and the Lenders' security interest in such Collateral.

(vi) On or before the date that is forty-five (45) days after the Second Amendment Effective Date, or such longer period as agreed to by the Collateral Agent in its discretion, the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(vii) On or before the date that is seven (7) days after the Second Amendment Effective Date, or such longer period as agreed to by the Administrative Agent in its discretion, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an opinion of Ohio counsel with respect to J&F International USA, Inc.

1.29    Amendment to Section 5.15. Section 5.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.15    Financial Advisor.

Upon the occurrence of the following, (i) the Credit Parties have Liquidity of less than $75,000,000 and (ii) the Leverage Ratio is greater than or equal to (A) 6.25 to 1.0 for the Fiscal Quarter ending September 23, 2012, (B) 5.00 to 1.0 for the Fiscal Quarter ending December 30, 2012 or (C) 3.25 to 1.0 for the Fiscal Quarter ending March 25, 2013, the Administrative Agent, on behalf of the Lenders, or the Administrative Agent's counsel may (or, at the direction of the Required Lenders, shall) engage the services of a financial advisor to conduct reviews of, and otherwise to advise and assist Administrative Agent, its counsel, and the Lenders with their on-going assessment of, the Credit Parties' and their respective Subsidiaries' financial affairs, finances, financial condition, business and operations, of such scope as the Administrative Agent may determine from time to time. The financial advisor shall provide services for such duration as the Administrative Agent shall require. Such financial advisor shall not be an agent of any Credit Party or any Affiliate thereof and shall owe its duties solely to the Administrative Agent or its counsel (as applicable), for and on behalf of the Lenders. Each of the Credit Parties hereby agrees to grant the financial advisor commercially reasonable access to all of its and its subsidiaries' books and records, properties, locations, financial consultants, and officers for purposes of conducting its analysis and examination with reasonable prior notice (which need not be in writing). The Credit Parties further acknowledge and agree that the Administrative Agent and Lenders may elect to maintain the confidentiality of any conclusions reached or reports prepared by any advisor and may also provide that any advisor's conclusions shall be covered by the attorney work-product privilege. The Borrowers agree to pay all of the documented fees and out-of-pocket costs and expenses incurred by such financial advisor in connection with its activities. All of such fees and out-of-pocket costs and expenses, if not sooner paid by the Borrowers, shall be due and payable within five (5) Business Days' of demand. The Borrowers agree to pay over to the Administrative Agent on demand any customary amount which may be requested by the Administrative Agent for purposes of providing a retainer to the financial advisor. All documented fees and out-of-pocket costs and expenses of the financial advisor shall constitute part of the Credit Party Obligations owing hereunder and the Credit Documents, and shall, in each case, be secured by all “Collateral” under the Credit Documents. Notwithstanding the foregoing, the Administrative Agent shall terminate the engagement of any financial advisor engaged pursuant to this Section 5.15 promptly after such time as the Credit Parties have achieved (i) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (ii) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0, in each case, for two consecutive Fiscal Quarters after the Second Amendment Effective Date, as reported in the most recent Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b).

1.30    Amendment to Section 6.1(d). Section 6.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Indebtedness of the Company and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset, in an aggregate principal amount not to exceed $5,000,000 at any time; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

1.31    Amendment to Section 6.1(g). Section 6.1(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g)    (i) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section, (ii) Guaranty Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any wholly-owned Subsidiary with respect to: (A) real estate lease payments and (B) payments to vendors for products for resale; provided that the amount of such payments guaranteed pursuant to this subsection (g)(ii) shall not exceed $5,000,000 in the aggregate at any time outstanding, and (iii) Guaranty Obligations incurred in the ordinary course of business by the Company of obligations of any wholly-owned Foreign Subsidiary with respect to payments to third parties incurred in connection with establishing, maintaining and operating an international cash pooling system among the Company's wholly-owned Foreign Subsidiaries to meet requirements of intraday and overdraft limits and concentration of cash balances to facilitate cash management among such Foreign Subsidiaries; provided that the aggregate amount of such payments guaranteed pursuant to this subsection (g)(iii) shall not exceed $5,000,000 in the aggregate at any time outstanding;

1.32    Amendment to Section 6.2. Section 6.2 of the Credit Agreement is hereby amended by adding the following new paragraph to the end of such Section:

Notwithstanding the foregoing provisions of this Section 6.2, the Credit Parties shall not be permitted to grant any Liens with respect to the assets of Brilliant Label Manufacturing Limited.

1.33    Amendment to Section 6.4(a)(vii). Section 6.4(a)(vii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vii)    intercompany sales, leases and transfers of assets from Credit Parties to Foreign Subsidiaries not otherwise permitted pursuant to this Section 6.4(a) (“Additional Permitted Intercompany Transfers”); provided that (A) the fair market value of such intercompany sales, leases and transfers of assets (taken together with all Additional Permitted Intercompany Loans) shall not exceed the Intercompany Asset Sale and Investment Basket, (B) such intercompany sales, leases and transfers of assets shall be for fair market value, (C) the consideration received for such intercompany sales, leases and transfers of assets shall be in the form of cash or Cash Equivalents and (D) such consideration shall be received by such Credit Parties prior to the Maturity Date;

1.34    Amendment to Section 6.4(a). Section 6.4(a) of the Credit Agreement is hereby amended by adding the following new clause (xi) to the end of such subsection and making the appropriate punctuation and grammatical changes thereto as follows:

(xi)    the sale, lease or transfer of property or assets constituting Project Gold and Project Silver; provided, that the proceeds of any such sale, lease or transfer are deposited and maintained in an account with the Collateral Agent or a Lender until such proceeds are used for a purpose not prohibited by this Agreement;

1.35    Amendment to Section 6.5(g). Section 6.5(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g)    the Company and its Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (f), inclusive; provided that the aggregate of such Investments shall not, at any time, exceed $20,000,000; provided further to the extent such Investment is an acquisition of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person, such acquisition shall meet the requirements set forth in the definition of Permitted Acquisition in Section 1.1.

1.36    Amendment to Section 6.9. Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety at follows:

6.9    Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) any Subsidiary may make dividends or other distributions payable to the Company (directly or indirectly through Subsidiaries), (c) any Foreign Subsidiary may make dividends or other distributions payable to the Company, the Dutch Borrower, Checkpoint Systems Europe GmbH or Checkpoint Systems Holding GmbH (directly or indirectly through Subsidiaries), (d) each of Checkpoint Systems Europe GmbH and/or Checkpoint Systems Holding GmbH may make compensatory payments to their respective Subsidiaries if and to the extent required under any domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Ergebnisabfuhrungsvertrag) with such Subsidiary and (e) the Company may make other Restricted Payments so long as, after giving effect thereto (i) on a Pro Forma Basis, no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties certify to the Administrative Agent and the Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (iii) immediately after the making of such Restricted Payment (A) the Credit Parties shall have at least $50,000,000 (or the Foreign Currency Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under this Agreement without causing a violation of any covenant and (B) the Borrowers (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Currency Equivalent thereof) under this Agreement without causing a Default or Event of

Default, (iv) after giving effect to such Restricted Payment, the Leverage Ratio shall be less than 2.00 to 1.0 on a Pro Forma Basis, and (v) the Credit Parties have achieved (A) a Leverage Ratio of less than or equal to 2.75 to 1.0 and (B) a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.00, in each case, for the two consecutive Fiscal Quarters prior to giving effect to such Restricted Payment (both of which Fiscal Quarters shall have ended after the Second Amendment Effective Date), as demonstrated by the financial covenant calculations in the Officer's Compliance Certificate required to be delivered pursuant to Section 5.2(b).

1.37    Amendment to Section 6. Section 6 is hereby amended by adding the following new Section 6.15 the end of such section.

6.15    Account Control Agreements; Additional Bank Accounts.

Each of the Domestic Credit Parties will maintain all checking, savings or other accounts (including securities accounts) with the Administrative Agent, except those checking, savings or other accounts (including securities accounts) set forth on Schedule 3.25(e) so long as such accounts are (a) deposit accounts that are subject to a Deposit Account Control Agreement or other security agreement satisfactory to the Collateral Agent, (b) securities accounts that are subject to a Securities Account Control Agreement or other security agreement satisfactory to the Collateral Agent or (c) deposit accounts, so long as at any time the balance in any such deposit account does not exceed $250,000 and the aggregate balance in all such deposit accounts does not exceed $1,000,000.

1.38    Amendment to Schedule 2.1(a). Schedule 2.1(a) to the Credit Agreement is hereby amended and replaced in its entirety by the Schedule 2.1(a) attached to this Amendment.

1.39    Amendment to Schedules to Credit Agreement. New Schedules 3.25(a), 3.25(b)(i), 3.25(b)(ii), 3.25(c), 3.25(d), 3.25(e), 3.25(f), 3.25(g)(i) and 3.25(g)(ii) are hereby added to the Credit Agreement in the forms attached to this Amendment as Schedules 3.25(a), 3.25(b)(i), 3.25(b)(ii), 3.25(c), 3.25(d), 3.25(e) and 3.25(f), respectively.

1.40    Amendment to Defined Term. All references to “intellectual property” in the Credit Agreement shall be deemed to refer to the term “Intellectual Property” as defined in this Amendment.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b)    Executed Lender Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto (each a “Lender Consent”), from the Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Lenders have been obtained.

(c)    Executed Security Documents. The Administrative Agent shall have received the

Security Agreement and the Dutch Borrower Security Agreement executed by the duly authorized officers or signatories, as applicable, of the parties thereto, in each case, conforming to the requirements of the Credit Agreement.

(d)    Personal Property Collateral. The Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent:

(i)     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Domestic Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii)     completed UCC financing statements or amendments to existing UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent's sole discretion, to perfect the Collateral Agent's security interest in the Collateral;

(iii)     searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Collateral Agent in order to perfect the Collateral Agent's security interest in the Intellectual Property of the Domestic Credit Parties; and

(iv)     all instruments, documents and chattel paper in the possession of any of the Domestic Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent's security interest in the Collateral.

(e)    Liability, Casualty, Property and Business Interruption Insurance. To the extent requested by the Collateral Agent, the Collateral Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(f)    Organizational Documents. The Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent, an officer's certificate (A) certifying that the articles of incorporation or other organizational documents, as applicable, of each Domestic Credit Party and the Dutch Borrower that were delivered on the Closing Date or the date on which any Domestic Credit Party was joined as a Guarantor pursuant to a Joinder Agreement (the “Joinder Date”) remain true and complete as of the Amendment Effective Date (or certified updates as applicable), (B) certifying that the bylaws, operating agreements or partnership agreements of each Domestic Credit Party and the Dutch Borrower that were delivered on the Closing Date or Joinder Date remain true and correct and in force and effect as of the Second Amendment Effective Date (or certified updates as applicable), (C) attaching copies of the resolutions of the board of directors of each Domestic Credit Party and the Dutch Borrower (or the resolutions of the partners acting on behalf of the Dutch Borrower) approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the Second Amendment Effective Date, (D) attaching certificates of good standing, existence or its equivalent with respect to each Domestic Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization, (E) certifying that each officer listed in the incumbency certification contained in each Domestic Credit Party's and the Dutch Borrower's Secretary's Certificate, delivered on the

Closing Date or Joinder Date remains a duly elected and qualified officer of such Domestic Credit Party and Dutch Borrower and such officer remains duly authorized to execute and deliver on behalf of such Domestic Credit Party and the Dutch Borrower the Amendment or attaching a new incumbency certificate for each officer signing this Amendment.

(g)    Legal Opinion. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Amendment Effective Date and addressed to the Administrative Agent and the Lenders, which shall be in form and substance satisfactory to the Administrative Agent.

(h)    Cash Flow Forecast. The Administrative Agent shall have received the Initial 13-Week Projections.

(i)    Private Placement Debt. The Administrative Agent shall have received a duly executed copy of an amendment to the Note Purchase Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.

(j)    Intercreditor Agreement. The Administrative Agent shall have received a duly executed copy of an amendment to the Intercreditor Agreement (the “Intercreditor Amendment”) on terms and conditions reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lenders.

(k)    Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(l)    Fees and Expenses. The Administrative Agent shall have received from the Borrowers, for the account of each Lender that executes and delivers a Lender Consent to the Administrative Agent (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 50 basis points on the Revolving Commitment of such Consenting Lender (after giving effect to this Amendment).

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)    After giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date and those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Security Documents create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)    The Credit Party Obligations are not reduced by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3    Authorization. The Lenders hereby approve the Intercreditor Amendment and authorize the Administrative Agent to enter into this Amendment on their behalf.

3.4    Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.5    Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.6    Expenses. The Borrowers agree to pay all reasonable and documented (in summary form) costs and expenses of the Administrative Agent and the Collateral Agent in connection with the preparation, execution and delivery of this Amendment and all Credit Documents executed in connection therewith, including without limitation the reasonable and documented (in summary form) fees and expenses of the Administrative Agent's and the Collateral Agent's legal counsel.

3.7    Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.8    Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.9    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.10    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent's or the Lenders' respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.11    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.12    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.13    General Release. In consideration of the Administrative Agent's willingness to enter into this Amendment, on behalf of the Lenders, each Credit Party hereby releases and forever discharges the Administrative Agent, the Issuing Lender, the Swingline Lender, the Lenders and the Administrative Agent's, the Issuing Lender's, the Swingline Lender's, and the Lender's respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any of the Bank Group.

3.14    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.13 and 10.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CHECKPOINT SYSTEMS, INC.
SECOND AMENDMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

COMPANY:                CHECKPOINT SYSTEMS, INC.,
a Pennsylvania corporation

By:    /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer

JAPANESE BORROWER         CHECKPOINT MANUFACTURING JAPAN CO.
AND FOREIGN GUARANTOR:     LTD.

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Representative Director

DUTCH BORROWER AND    CP INTERNATIONAL SYSTEMS C.V.
FOREIGN GUARANTOR:
By: Checkpoint International, LLC in its capacity as general partner of CP International Systems C.V.

By:    /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: President

DOMESTIC GUARANTORS:    OATSYSTEMS, INC., a Delaware corporation,

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Senior Vice President, General Counsel and Secretary

CHECKPOINT INTERNATIONAL, LLC, a Delaware
limited liability company

By:    /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: President

CHECKPOINT SYSTEMS HOLDING, INC.,
a Delaware corporation

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Senior Vice President, General Counsel and
Secretary

J & F INTERNATIONAL USA, INC.,
an Ohio corporation

By:    /s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Secretary

ADAPT IDENTIFICATION, LLC,
a New York limited liability company

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Secretary

FOREIGN GUARANTORS:    CHECKPOINT SYSTEMS HOLDING GMBH

By:    /s/ Nicolas Brouchon
Name: Nicolas Brouchon
Title: Director

CHECKPOINT HOLLAND HOLDING B.V.

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

CHECKPOINT CARIBBEAN LTD.

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

CHECKPOINT SYSTEMS INTERNATIONAL GMBH

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

CHECKPOINT SYSTEMS GMBH

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

CHECKPOINT SYSTEMS HONG KONG LTD.

By:    /s/ Per H. Levin
Name: Per H. Levin
Title: Director

CHECKPOINT LABELLING SERVICES HONG
KONG LIMITED

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

CHECKPOINT SYSTEMS ESPAÑA S.L.

By:    /s/ Inaki Elosua
Name: Inaki Elosua
Title: Attorney

CHECKPOINT SYSTEMS BENELUX B.V.

By:    /s/ John R. Van Zile
Name: John R. Van Zile
Title: Director

KIMBALL SYSTEMS B.V.

By:    /s/ Per Levin
Name: Per Levin
Title: Director

BRILLIANT LABEL MANUFACTURING LIMITED

By:    /s/ Per Levin
Name: Per Levin
Title: Director

CHECKPOINT SYSTEMS, INC.
SECOND AMENDMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:    /s/ Beth Rue
Name: Beth Rue
Title: Director

DMSLIBR

EXHIBIT A

FORM OF
LENDER CONSENT

See Attached.

18881418-17

LENDER CONSENT

This Lender Consent is given pursuant to the Amended and Restated Credit Agreement, dated as of July 22, 2010 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), by and among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the “Company”), CHECKPOINT MANUFACTURING JAPAN CO., LTD., a company formed under the laws of Japan (the “Japanese Borrower”), CP INTERNATIONAL SYSTEMS C.V., a limited partnership (commanditairs vennootschap) formed under Dutch law (the “Dutch Borrower”), those Domestic Subsidiaries of the Company identified as “Domestic Guarantors” on the signature pages thereto (the “Domestic Subsidiary Guarantors”), those Foreign Subsidiaries of the Company identified as “Foreign Guarantors” on the signature pages thereto (together with the Foreign Borrowers, the “Foreign Guarantors”), the several banks and other financial institutions as may from time to time become party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby approves the Second Amendment to Credit Agreement, to be dated on or about July 31, 2012, by and among the Borrower, the Guarantors and the Administrative Agent, on behalf of the Lenders (the “Amendment”) and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Credit Agreement.

Delivery of this Lender Consent by telecopy or other electronic means shall be effective as an original.

A duly authorized officer of the undersigned has executed this Lender Consent as of the ___ day of ____, 2012.

______________________________,
as a Lender

By:
Name:
Title:

Second signature block only required to be signed if two signature blocks are required by such Lender.
By:
Name:
Title: